Exhibit 16.2




                              Kostin, Ruffkess & Company, LLC






                                                              December 10, 2003



U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:      4net Software, Inc.
         Commission file no: 33-131110-NY
         --------------------------------


Ladies and Gentlemen:

We have been engaged, as of December 9, 2003, as the independent accountants of 4net Software, Inc. (the "Company"), effective with the audit of the fiscal year ended September 30, 2003.

We have been furnished with a copy of the 8-K, dated December 10, 2003. We have read and agree with the statements made therein concerning our retention and our prior relationship with the Company.


                                            Very truly yours,

                                            /s/ Kostin, Ruffkess & Company, LLC

                                            Kostin, Ruffkess & Company, LLC